Exhibit 3

Names and Addresses of the Managers

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

Edificio Encinar

28660, Boadilla del Monte

Madrid

Spain

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom